                                                                     EXHIBIT 12

[LOGO] ROPES & GRAY LLP

       ONE INTERNATIONAL PLACE BOSTON, MA 02110-2624 617-951-7000 F 617-951-7050

       BOSTON NEW YORK PALO ALTO SAN FRANCISCO WASHINGTON, DC www.ropesgray.com

October 26, 2007

Natixis Value Fund
Natixis Funds Trust I
399 Boylston Street, Boston, MA 02116

Loomis Sayles Value Fund
Loomis Sayles Funds II
399 Boylston Street, Boston, MA 02116

We have acted as counsel in connection with the Agreement and Plan of Reorganization (the "Agreement") dated October 26, 2007, between Natixis Funds Trust I, a Massachusetts business trust (the "Target Trust"), on behalf of Natixis Value Fund ("Target Fund"), and Loomis Sayles Funds II, a Massachusetts business trust (the "Acquiring Trust"), on behalf of Loomis Sayles Value Fund ("Acquiring Fund"). The Agreement describes a proposed transaction (the "Transaction") to occur as of the date of this letter (the "Closing Date"), pursuant to which Acquiring Fund will acquire substantially all of the assets of Target Fund in exchange for shares of beneficial interest in Acquiring Fund (the "Acquiring Fund Shares") and the assumption by Acquiring Fund of all of the liabilities of Target Fund following which the Acquiring Fund Shares received by Target Fund will be distributed by Target Fund to its shareholders in liquidation and termination of Target Fund. This opinion as to certain U.S. federal income tax consequences of the Transaction is furnished to you pursuant to Sections 8(f) and 9(f) of the Agreement. Capitalized terms not defined herein are used herein as defined in the Agreement.

Target Fund is a series of the Target Trust, which is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. Shares of Target Fund are redeemable at net asset value at each shareholder's option. Target Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Internal Revenue Code of 1986, as amended (the "Code").

Acquiring Fund is a series of the Acquiring Trust, which is registered under the 1940 Act as an open-end management investment company. Shares of Acquiring Fund are redeemable at net asset value at each shareholder's option. Acquiring Fund has elected to be a regulated investment company for federal income tax purposes under Section 851 of the Code.

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


For purposes of this opinion, we have considered the Agreement, the Combined Prospectus/Proxy Statement dated August 15, 2007, and such other items as we have deemed necessary to render this opinion. In addition, you have provided us with letters dated as of the date hereof, representing as to certain facts, occurrences and information upon which you have indicated that we may rely in rendering this opinion (whether or not contained or reflected in the documents and items referred to above).

The facts you have represented as to in paragraph 5 of the letter from Acquiring Fund and paragraph 6 of the letter from Target Fund, each dated as of the date hereof, support the conclusion that, following the Transaction, Acquiring Fund will continue the historic business of Target Fund as an open-ended fund seeking long-term investment return from a combination of market appreciation and dividend income from equity securities.

Various factors demonstrate the similarity between Target Fund and Acquiring Fund. The two funds have similar investment styles: as of March 31, 2007 (the "comparison date"), a randomly selected date that reflects the Funds' portfolios composed, each fund invested at least 92.5% in U.S. stock, 2.8% in cash, and 1.6% in foreign stock./1/

A comparison of the Funds' portfolios indicates that, consistent with the Funds' shared goals and strategies, the funds hold securities with similar characteristics. As if the comparison date, the weighted average market capitalization was $36.16 billion for the Target Fund and $48.9 billion for the Acquiring Fund, placing both Funds in the large-cap sphere./2/ Consistent with their focus on large-sized companies, both Funds invested more than 75% of their net assets in large-cap and giant-cap stocks./3/ More specifically, when comparing the percentages of net assets each fund invested in stocks of varying market capitalizations, there was a total overlap of 93.2%. Both Funds invested similarly in each market-cap segment, with an overlap of 50.3% in giant-cap stocks, 24.89% in large-cap stocks, and 18% in medium-cap stocks. In addition, Acquiring Fund invested an insignificant amount of its assets in small-cap stocks (1.8%) and micro-cap stocks (.4%), while Target Fund did not.
--------
/1/  Unless otherwise noted, all data was obtained from Morningstar.

/2/ Morningstar does not use a fixed numerical range in determining whether a fund is large, mid or small-cap based on average market capitalization. Instead, Morningstar ranks all U.S. stocks by their market capitalization, classifying the companies that make up the top 70% of the domestic U.S. market as large capitalization ("large cap") stocks, the next 20% as mid-cap, and the smallest 10% as small-cap. Morningstar resets the boundaries periodically by examining the relative sizes of their database of stocks. For example, as of April 2002, stocks with market caps of more than $8.85 billion were considered large cap; companies with market caps between $1.56 billion and $8.85 billion were considered mid cap; anything less than $1.56 billion was classified as small cap.

/3/ Rather than using a fixed number for "large-cap" or "small-cap" stocks, Morningstar uses a flexible system that is not adversely affected by overall movements in the market. World equity markets are first divided into seven style zones: (1) United States, (2) Latin America, (3) Canada,
     (4) Europe, (5) Japan, (6) Asia excluding Japan, and (7) Australia/New Zealand. The stocks in each style zone are further subdivided into size groups. "Giant-cap" stocks are defined as those that account for the top 40% of the capitalization of each style zone, "large-cap" stocks represent the next 30%, "mid-cap" stocks represent the next 20%, "small-cap" stocks represent the next 7%, and "micro-cap" stocks represent the smallest 3%.

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


Although both Funds invest predominantly in large-cap equity securities, the Funds have somewhat different investment styles. Target Fund primarily selects investments using a "value" approach, while Acquiring Fund selects investments using a combined approach of "growth" and "value:" Morningstar puts Target Fund in the "Large Blend" domestic equity fund category and Acquiring Fund in the "Large Value" domestic equity fund category./4/ With respect to Morningstar's Style Box, both Funds' investment style is characterized as "Large Blend."/5/

The fund's portfolios are similar in terms of industry sector diversification. As of the comparison date, the Funds' equity investments were compared using three broad sectors, which were also subdivided into twelve industries. Looking solely at the three broad sectors, the Funds shared a total overlap of 73.12%:
Target Fund and Acquiring Fund both invested almost half (48.38% and 48.39%, respectively) of their equity investments in the services sector, around a third (33.61% and 29.72%, respectively) in manufacturing, and the balance, in each case, of around one fifth (18% and 21.89%, respectively) in the information sector. Upon further dividing these three large industry sectors into twelve sub-categories (services: healthcare services, consumer services, business services, financial services; information: software, hardware, media, telecommunications; manufacturing: consumer goods, industrial goods, energy, utilities), the Funds shared a total overlap of 86.87%. Both Funds were also relatively diversified across these twelve industries, with each fund allocating no more than 29.3% of its equity investments to any one industry.
--------
/4/ The "value" approach favors stocks that appear to be currently underpriced in the market according to certain forms of fundamental analysis; for example, this may include shares that are trading at high dividend yields or low price-to-earnings or price-to-book ratios. The "growth" approach favors stocks of companies exhibiting signs of above-average earnings and/or sales growth, even if the share price appears expensive in terms of metrics such as price-to-earnings or price-to-book ratios. The "blend" approach is a mix of these two approaches. In classifying fund portfolios as "Value," "Growth," or "Blend," Morningstar begins by assigning each stock held in the portfolio a "Value" score (based on price/prospective earnings, price/book, price/sales, price/cash flow, and dividend yield) and a "Growth" score (based on long-term projected earnings growth, historical earnings growth, sales growth, cash flow growth, and book value growth). Stocks are evaluated against other stocks in the same geographic area and capitalization band. The style attributes of individual stocks are then used to determine the style classification of stock mutual funds, based on the asset-weighted average of the style scores.

/5/ According to Morningstar, the Morningstar Style Box is based on the equity holdings of a portfolio based on its most recently available portfolio at the time of analysis, which can differ from a fund's historic holdings. The Morningstar Category, on the other hand, is assigned based on the underlying securities in each portfolio over the past three years.

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


In addition, Target and Acquiring Fund invest similarly across geographic regions. Both Funds invest more than 92.5% of their assets in U.S. stock. (92.5% for Target Fund and 95.6% for Acquiring Fund) as of the comparison date. Each fund then invests a negligible amount of assets (2.6% for Target, 1.6% for Acquiring) in non-U.S. stock.

The specific characteristics described above (the relative figures and percentages in terms of performance and asset allocation) do not constitute fixed aspects of Target Fund and Acquiring Fund's investment strategies. Rather, they reflect the fact that the Funds' similar investment strategies have led them to react similarly (by choosing similar portfolios) to the market conditions in place up to and as of the comparison date.

Consistent with the similarity of the funds, on the date of the Transaction, at least 33 1/3% of Target's portfolio assets as they existed prior to any realignment occurring in connection with the Transaction will not be required to be sold by virtue of the investment objectives, strategies, policies, risks or restrictions of Acquiring Fund, and the Target Fund will not have realigned its portfolio prior to the Transaction in order for this to be true. Acquiring Fund has not plan or intention to change any of its investment objectives, strategies, policies, risks, or restrictions after the Transaction. After the Transaction, Acquiring Fund will invest all assets acquired from the Target Fund in a manner consistent with the funds' shared investment strategies, as described above and reflected by the aforementioned portfolio data.

Based on the foregoing representations and assumption and our review of the documents and items referred to above, we are of the opinion that generally, subject to the final paragraphs hereof, for U.S. federal income tax purposes:

   (i) The Transaction will constitute a reorganization within the meaning of
       Section 368(a) of the Code, and Acquiring Fund and Target Fund each will be a "party to a reorganization" within the meaning of Section 368(b) of the Code;

  (ii) Under section 1032 of the Code, no gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund;

 (iii) Under section 362(b) of the Code, the basis in the hands of Acquiring Fund of the assets of Target Fund transferred to Acquiring Fund in the Transaction will be the same as the basis of such assets in the hands of Target Fund immediately prior to the transfer;

  (iv) Under section 1223(2) of the Code, the holding periods of the assets of Target Fund in the hands of Acquiring Fund will include the periods during which such assets were held by Target Fund;

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


   (v) Under section 361 of the Code, no gain or loss will be recognized by Target Fund upon the transfer of Target Fund's assets to Acquiring Fund in exchange for Acquiring Fund Shares and the assumption by Acquiring Fund of the liabilities of Target Fund, or upon the distribution of Acquiring Fund Shares by Target Fund to its shareholders in liquidation;

  (vi) Under section 354 of the Code, no gain or loss will be recognized by Target Fund shareholders upon the exchange of their Target Fund shares for Acquiring Fund Shares;

 (vii) Under section 358 of the Code, the aggregate basis of Acquiring Fund Shares a Target Fund shareholder receives in connection with the Transaction will be the same as the aggregate basis of his or her Target Fund shares exchanged therefor;

(viii) Under section 1223(1) of the Code, a Target Fund shareholder's holding period for his or her Acquiring Fund Shares will be determined by including the period for which he or she held the Target Fund shares exchanged therefor, provided that he or she held such Target Fund shares as capital assets; and

  (ix) Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Regulations thereunder.

We express no view with respect to the effect of the reorganization on any transferred asset as to which any unrealized gain or loss is required to be recognized at the end of a taxable year (or on the termination or transfer thereof) under federal income tax principles.

In connection with this opinion, we call your attention to Revenue Ruling 87-76, 1987-2 C.B. 84, published by the Internal Revenue Service ("IRS"). In that ruling, the IRS held that the so-called "continuity of business enterprise" requirement necessary to tax-free reorganization treatment was not met in the case of an acquisition of an investment company which invested in corporate stocks and bonds by an investment company which invested in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe that the IRS's conclusion in this ruling has always been questionable. In addition, a series of private letter rulings issued in July 2005 suggest that the IRS's position on this issue is evolving: the IRS relied upon historic business representations to conclude that the reorganization satisfied the continuity of business enterprise requirement. However, even if the IRS's 1987 revenue ruling were a correct statement of law, the facts of this Transaction are distinguishable from those in the ruling.

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


We believe that Acquiring Fund and Target Fund are both engaged in the same line of business: each is an open-end management investment company that seeks long-term investment return by investing in equity securities issued by large-cap, domestic companies based in significant measure or wholly, respectively, on the "value" approach. After the Transaction, Acquiring Fund will continue that line of business for the benefit of the stockholders of both Target and Acquiring Funds. While Acquiring Fund will dispose of securities formerly held by Target Fund, these dispositions will be fully consistent with the shared historic investment policies of both Funds and all proceeds generated by such dispositions will be reinvested in a manner fully consistent with such policies. In these circumstances, we are of the opinion that Acquiring Fund will have continued the historic business of Target Fund for the benefit of, among others, the historic stockholders of Target Fund, and that the continuity of business enterprise doctrine should, as a result, be fulfilled. However, because Revenue Ruling 87-76 is the only ruling on which taxpayers can rely (i.e., the only ruling other that is not a private letter ruling) dealing specifically with the application of the "continuity of business enterprise" requirement to a reorganization involving investment companies, our opinion cannot be free from doubt. No ruling has been or will be obtained from the IRS as to the subject matter of this opinion and there can be no assurance that the IRS or a court of law will concur with the opinion set forth above.

                   [Rest of page intentionally left blank.]

Natixis Value Fund                                             October 26, 2007
Loomis Sayles Value Fund


Our opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, judicial decisions, and other applicable authority, all as in effect on the date of this opinion. The legal authorities on which this opinion is based may be changed at any time. Any such changes may be retroactively applied and could modify the opinions expressed above.

                                                  Very truly yours,

                                                  /s/ Ropes & Gray LLP
                                                  Ropes & Gray LLP